                                                                    Exhibit 99.3


                        United Tennessee Bankshares, Inc.
                        Proposed Holding Company for
                   Newport Federal Savings and Loan Association
                             Newport, Tennessee

                        Proposed Marketing Materials

                                  _______-97

                             Marketing Materials
                      United Tennessee Bankshares, Inc.
                                Newport, TN

                             Table of Contents

I.       Press Releases
         A.   Explanation
         B.   Schedule
         C.   Distribution List
         D.   Press Release Examples

II.      Advertisements
         A.   Explanation
         B.   Schedule
         C.   Advertisement Examples

III.          Question and Answer Brochure
         A.   Explanation
         B.   Method of Distribution
         C.   Example

IV.      Counter Cards and Lobby Posters
         A.   Explanation
         B.   Quantity

V.       Proxy Reminder
         A.   Explanation
         B.   Example

                              I.  Press Releases


A.  Explanation

    In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises the Association to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

    Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.  Schedule

    1.   OTS Approval of Conversion

    2.   Close of Stock Offering

                        C.  Distribution List

                      National Distribution List



National Thrift News              Wall Street Journal
--------------------              -------------------
212 West 35th Street              World Financial Center
13th Floor                        200 Liberty
New York, New York  10001         New York, NY  10004
Richard Chang

American Banker                   SNL Securities
---------------                   --------------
One State Street Plaza            Post Office Box 2124
New York, New York  10004         Charlottesville, Virginia  22902
Michael Weinstein

Barrons                           Investors Business Daily
-------                           ------------------------
Dow Jones & Company               12655 Beatrice Street
Barrons Statistical Information   Post Office Box 661750
200 Burnett Road                  Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

                               Local Media List

                               (To be provided)


Newspaper
---------



Radio
-----

PRESS RELEASE                          FOR IMMEDIATE RELEASE
                                       ----------------------
                                       For More Information Contact:
                                       Richard G. Harwood, President and CEO
                                      (423) _____________


                   NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                   --------------------------------------------

                        CONVERSION TO STOCK FORM APPROVED
                        ---------------------------------

    Newport, Tennessee (November __, 1997) - Richard G. Harwood, President and Chief Executive Officer of Newport Federal Savings and Loan Association of Newport, TN ("Newport Federal"), Newport, Tennessee, announced that Newport Federal has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings association to a federally-chartered stock savings association. In connection with the Conversion, Newport Federal has formed a holding company, United Tennessee Bankshares, Inc., to hold all of the outstanding capital stock of Newport Federal.

    United Tennessee Bankshares, Inc. is offering up to ________ shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of Newport Federal will have an opportunity to subscribe for stock through a Subscription Offering that expires on _________, 1997. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given permanent residents of Cocke County, Tennessee. The Subscription Offering and Community Offerings will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on or about November __, 1997.

    As a result of the Conversion, Newport Federal will be structured in the stock form as are all commercial banks and an increasing number of savings institutions and will be a wholly-
owned subsidiary of United Tennessee Bankshares, Inc.   According to Mr.
Harwood, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

    Customers with questions concerning the stock offering should call Newport Federal's Stock Information Center at (423) ________, or visit one of Newport Federal's offices.

PRESS RELEASE                     FOR IMMEDIATE RELEASE
                                  ---------------------
                                  For More Information Contact:
                                  Richard G. Harwood, President and CEO
                                  (423) ________

           NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION OF NEWPORT, TN
           -----------------------------------------------------------
                         COMPLETES INITIAL STOCK OFFERING
                         --------------------------------


    Newport, Tennessee - (December __, 1997) Richard G. Harwood, President and Chief Executive Officer of Newport Federal Savings and Loan Association of Newport, TN ("Newport Federal"), announced today that United Tennessee Bankshares, Inc., the proposed holding company for Newport Federal, has completed its initial stock offering in connection with the Savings Bank's conversion from mutual to stock form. A total of _________ shares were sold at the price of $10.00 per share.

    On December __, 1997, Newport Federal's Plan of Conversion was approved by it's voting members at a special meeting of members.

    Mr. Harwood said that the officers and boards of directors of United Tennessee Bankshares, Inc. and Newport Federal wished to express their thanks for the response to the stock offering and that Newport Federal looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock is anticipated to commence trading on today on the NASDAQ "small cap market" under the symbol "____". Trident Securities, Inc. of Raleigh, North Carolina managed the stock offering.

                        II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify Newport Federal's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Newport Federal's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval possibly run weekly for the first three weeks.

     2. Advertisement B - To be run during the last week of the subscription offering.


     Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

--------------------------------------------------------------------------------
This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is unlawful.


New Issue                                                        _________, 1997

                                    _______ Shares

                       These shares are being offered pursuant
                           to a Plan of Conversion whereby

                     Newport Federal Savings and Loan Association
                                    of Newport, TN

                will convert from a federal mutual savings bank to a
                          federal capital stock savings bank
                       and become a wholly owned subsidiary of

                          United Tennessee Bankshares, Inc.

                                     Common Stock

                                     -------------

                                Price $10.00 Per Share

                                     -------------

                               Trident Securities, Inc.

                  For a copy of the prospectus call (423) ________.

         Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

The common stock will not be insured by the FDIC or any other government agency.
--------------------------------------------------------------------------------

Advertisement (B)

--------------------------------------------------------------------------------

         NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION OF Newport, TN

                  ____________, 1997 IS THE DEADLINE TO
              ORDER STOCK OF UNITED TENNESSEE BANKSHARES, INC.


    Customers of Newport Federal Savings and Loan Association of Newport, TN
                       have the opportunity to invest in
           Newport Federal Savings and Loan Association of Newport, TN
                                    by subscribing
                   for common stock in its proposed holding company

                         UNITED TENNESSEE BANKSHARES, INC.

                  A Prospectus relating to these securities is
                    available at our office or by calling our
                   Stock Information Center at (423) ________.

             This announcement is neither an offer to sell nor a solicitation of an offer to buy the common stock of
        United Tennessee Bankshares, Inc.  The offer is made only by the
              Prospectus.  The shares of common stock are not
             deposits or savings accounts and will not be insured
                by the Federal Deposit Insurance Corporation
                      or any other government agency.

       Copies of the Prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

--------------------------------------------------------------------------------

                        III.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the purchase commitments of the Association's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Savings Bank.

     2. Question and Answer brochures are available in Newport Federal's offices.

     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                      PROPOSED OFFICER AND DIRECTOR PURCHASES



                                                                                        Percent of Shares at
                                                                                            Maximum of
                                 Anticipated Number            Anticipated Dollar       Estimated Valuation
Name                             of Shares Purchased             Amount Purchased               Range
----                             -------------------           ------------------       --------------------

Clyde E. Driskill,Jr.                  22,000                         220,000                    2.0
  Director

Richard G. Harwood                     22,000                         220,000                    2.0
 President, Chief Executive
 Officer and Director

William B. Henry                       22,000                         220,000                    2.0
   Director

J. William Myers                       22,000                         220,000                    2.0
   Chairman of the Board

Robert L. Overholt                     22,000                         220,000                    2.0
   Director

Robert D. Self                         10,000                         100,000                     .9
   Director

Nancy L. Bryant                        10,000                         100,000                     .9
   Vice President and Treasurer

Peggy Holston                          10,000                         100,000                     .9
   Branch Manager and
   Assistant Secretary

All directors and executive           140,000                       1,400,000                   12.7
   officers as a group (8 persons)

ESOP                                   88,000                         880,000                    8.0

MRP                                    44,000                         440,000                    4.0
                                      -------                     -----------                    ---
                                      272,000                      $2,720,000                   24.7%
                                      -------                     -----------                   ----
                                      -------                     -----------                   ----

 THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY UNITED TENNESSEE BANKSHARES, INC. COMMON STOCK. SUCH OFFER AND SOLICITATION MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

 THE SHARES OF UNITED TENNESSEE BANKSHARES, INC. COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                              QUESTIONS AND ANSWERS
                                   REGARDING
                             THE PLAN OF CONVERSION

On _________, 1997, the Board of Directors of Newport Federal Savings and Loan Association of Newport, TN ("Newport Federal") unanimously adopted, and on _______, 1997 unanimously amended, the Plan of Conversion, pursuant to which Newport Federal will convert from a federally-chartered mutual savings association to a federally-chartered stock savings association ("Stock Conversion"). In addition, all of Newport Federal's outstanding capital stock will be issued to the holding company, United Tennessee Bankshares, Inc. ("Security Bancorp"), which was organized by Newport Federal to own Newport Federal as a subsidiary.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Newport Federal will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Newport Federal's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Newport Federal.

For complete information regarding the Conversion, see the Prospectus and the Proxy Statement dated ________, 1997. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at (423) ________.

THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY UNITED TENNESSEE BANKSHARES, INC. COMMON STOCK. SUCH OFFER AND SOLICITATION MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION.

THE SHARES OF UNITED TENNESSEE BANKSHARES, INC. COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                               QUESTIONS & ANSWERS

    Set forth below are answers to frequently asked questions about the Conversion. For additional information about the Conversion, please refer to the more detailed information in this prospectus. For assistance, please
contact our Stock Information Center at (423)    -    .

Newport Federal Savings and Loan Association

       1.   What are your principal business activities?

            Through two full service banking offices in Newport, Tennessee, we attract deposits from the public and invest those funds principally in single-family residential real estate loans and, to a lesser extent, multi-family and commercial real estate loans and consumer loans, principally in Cocke County, Tennessee. We also maintain a substantial investment portfolio, primarily of mortgage-backed securities issued by the FNMA, FHLMC and GNMA, obligations of the federal government and agencies and investment-grade obligations of states and political subdivisions. We derive our income principally from interest earned on loans, investment securities and other interest-earning assets. Our principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank of Cincinnati. At June 30, 1997, we had total assets of $64.2 million, deposits of $56.7 million and equity of $6.5 million, or 10.1% of total assets.

The Conversion

       2.   What is a Mutual to Stock Conversion?

            The Conversion is a change in our legal form of organization. We currently operate as a federally chartered mutual savings institution with no stockholders. Through the Conversion, we will become a federally chartered stock savings institution, we will change our name to "Newport Federal Bank," we will issue shares of our stock to United Tennessee Bankshares, Inc., which will thereby become our holding company, and United Tennessee Bankshares, Inc., as our holding company, will issue shares of its Common Stock to investors who purchase shares in the Conversion. Currently, our depositor and borrower members as such have voting rights in the Bank and, therefore, are entitled to elect directors of the Bank and to vote on other important matters. Following the Conversion, the Company will exercise all voting rights with respect to the Bank's common stock, and the Company's stockholders will elect its directors and exercise all other voting rights with respect to the Common Stock.

    3.   Why are you converting?

         As a mutual savings institution, we do not have stockholders and do not have authority to issue capital stock. By converting to the stock form of organization, we will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to our future growth and performance by providing a larger capital base from which we may operate, by enhancing our ability to attract and retain qualified management through stock-based compensation plans, by enhancing our ability to diversify into other financial services related activities and by expanding our ability to provide services to the public.

         We believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. We recognize the decline in the number of mutual thrifts from over 12,500 mutual institutions in 1929 to under 1,000 mutual thrifts today.

         We believe that converting to the stock form of organization and changing our name will allow us to compete more effectively with other community banks and thrifts, and with statewide, regional and nationwide banks, which are in stock form. We believe that by combining our existing quality service and products with a local ownership base we will encourage our customers and community members who become stockholders to do more business with us.

         Furthermore, because we compete with local and nonlocal banks not only for customers, but also for employees, we believe that the stock form of organization will better afford us the opportunity to attract and retain employees, management and directors through stock-based compensation plans which are not available to mutual savings institutions.

    4.   Will the Conversion have any effect on our deposits and loans?

         No. The Conversion will not affect terms and balances of your deposit accounts and interest rates paid on such accounts. Deposits will remain federally insured by the FDIC up to the maximum amount permitted by law. The Conversion also will not affect terms or conditions of any of our loans or rights and obligations of our borrowers.

    5.   Will the Conversion cause any changes in your personnel?

         No. Before and after the Conversion, our business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

    6. What approvals must be received before the Conversion becomes effective?

         First, our Board of Directors must adopt the Plan of Conversion, which occurred on May 20, 1997. Second, the OTS must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by our members. A special meeting of our members will be held on November , 1997 to consider and vote upon the Plan of Conversion. Last, the final amount of Common Stock to be issued in the Conversion must be approved by the OTS before the consummation of the Conversion.

The Holding Company

    7.   What is a holding company?

         A holding company is a company that owns another company. In the Conversion, we will become a subsidiary of United Tennessee Bankshares, Inc., a company we organized to become our holding company by acquiring all of our stock to be issued in the Conversion.

    8.   Why are you forming a holding company?

         We believe that the formation of our holding company will result in a more versatile financial institution with the ability to diversify our business activities through existing or newly formed subsidiaries, although there are no current plans with respect to such diversification. Our holding company will also be able to use stock-based compensation programs to attract, motivate and retain directors, management and employees.

    9.   What will be the holding company's principal business activities?

         We formed United Tennessee Bankshares, Inc. under Tennessee law in August 1997 for the purpose of becoming our holding company in the Conversion. Before the Conversion, our holding company will not have any material assets or liabilities, and it will not engage in any material operations. Following the Conversion, our holding company's primary assets will be our outstanding stock, a portion of the net proceeds of the Conversion and a note receivable from our ESOP, and it will primarily engage in the business of directing, planning and coordinating our business activities. In the future, our holding company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Initially, our holding company will not maintain offices separate from ours or employ any persons other than its officers, who will not be separately compensated for such service.

10. If I buy stock in the Conversion, will I own stock in United Tennessee Bankshares, Inc. or Newport Federal Savings and Loan Association?

        You will own shares of common stock of United Tennessee Bankshares, Inc. United Tennessee Bankshares, Inc., as our holding company, will own all of our outstanding stock.

About Becoming a Stockholder

   11.  What are the Subscription and Community Offerings?

         In accordance with applicable regulatory requirements, our holding company is offering shares of its Common Stock in a Subscription Offering to our current and former customers and to our ESOP. Any shares not subscribed for in the Subscription Offering may be offered to the general public in a Community Offering with preference given to natural persons and trusts of natural persons who are permanent residents of our Local Community, Cocke County, Tennessee. The Subscription Offering, and the Community Offering, if any, are being managed by Trident Securities. We anticipate that any shares not sold in the Subscription or Community Offering may be offered for sale in a Syndicated Offering, which would be an offering to the general public on a best efforts basis by a selling group of broker-dealers managed by Trident Securities.

    12. Will I pay a commission to buy shares in the Subscription, Community or Syndicated Offering?

         No.  You will not pay a commission to buy any shares in the Conversion.

    13. How many shares of your holding company's stock will be issued in the Conversion?

         Between 935,000 and 1,454,750 shares of the Common Stock will be sold, all at a price of $10.00 per share.

    14.  How was the price determined?

         The amount of Common Stock being offered in the Conversion is based on an independent appraisal of our estimated pro forma market value, which was $11,000,000 as of September 12, 1997. The amount of Common Stock to be issued in the Conversion, however, will be based on our estimated value at the time of the Conversion and may be as low as $9,350,000 or as high as $14,547,500, depending upon market and financial conditions at that time.

    15.  Who is entitled to buy stock in the Conversion?

         The shares of Common Stock to be issued in the Conversion are being offered in a Subscription Offering to our current and former customers and our ESOP in the following order of priority in accordance with applicable regulatory requirements:

         1. "Eligible Account Holders" -- our depositors of $50 or more as of December 31, 1995

         2. "ESOP" -- the Employee Stock Ownership Plan to be implemented by our holding company in the Conversion

         3. "Supplemental Eligible Account Holders" -- our depositors of $50 or more as of September 30, 1997

         4. "Other Members" -- our depositor and borrower members as of October , 1997

         Subject to the prior rights of holders of subscription rights, shares not sold in the Subscription Offering may be offered in a Community Offering to the general public, with preference given to natural persons and trusts of natural persons permanently residing in our Local Community, Cocke County, Tennessee. Shares not sold in the Subscription or Community Offering may be offered to the general public in a Syndicated Offering.

    16.  Are the subscription rights transferable?

         No. Subscription rights held by our Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. Persons who directly or indirectly violate this prohibition may lose their right to purchase shares in the Conversion and may be subject to criminal prosecution. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Member must list all qualifying savings accounts and loans, as of the respective qualifying dates, on the Stock Order Form. Persons who do not list all qualifying savings accounts and loans may be subject to reduction or rejection of their subscription.

17. What are the minimum and maximum numbers of shares that I can purchase in the Conversion?

         The minimum number of shares is 25. Each eligible subscriber may subscribe for up to 11,000 shares per qualifying deposit or loan in the Subscription Offering, provided that the maximum number of shares that may be purchased in the Conversion by any person, together with associates, or group of persons acting in concert, (other than the ESOP) is 22,000. We expect the ESOP to subscribe for 8% of the shares issued in the Conversion.

    18. Are your Board of Directors and management buying a significant number of shares?

         We expect our directors and executive officers to subscribe for 140,000 shares. The purchase price paid by them will be the same $10.00 per share price as that paid by all other persons who purchase shares in the Conversion.

    19.  How do I subscribe for shares?

         To subscribe for shares of the Common Stock in the Subscription Offering, you should send or deliver a Stock Order Form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts, as described below) to us in the postage-paid envelope provided, so that the Stock Order Form and payment or withdrawal authorization instructions are received before the end of
         the Subscription Offering, which will expire at    :    , Eastern Time,
         on November    , 1997, unless extended.  Payment for shares may be made
         in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with us may include instructions on the Stock Order Form requesting withdrawal from such deposit account(s) to purchase shares. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

         If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in a Community Offering, which may begin during or after the Subscription Offering. Persons who wish to order shares in the Community Offering should return their Stock Order Form as soon as possible after the Community Offering begins, because it may be terminated at any time. Members of the public
         should contact the Stock Information Center at (423)     -      for
         additional information.

         Owners of self-directed Individual Retirement Accounts (IRAs) may use the assets of their IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that their IRAs are not maintained on deposit with us. Persons with self-directed IRAs maintained by us must transfer their accounts to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Anyone interested in doing so should contact the Stock Information Center no later than five business days before the Expiration Date.

    20.  Will I receive interest on funds I submit to purchase shares?

         Yes. We will pay interest at our passbook rate from the date funds are received until completion or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate.

    21. May I borrow funds from you to pay for shares purchased in the Conversion?

         No. Federal regulations prohibit us from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing shares in the Conversion.

    22.  How may investors buy or sell shares in the aftermarket?

         We have obtained conditional approval for the Common Stock to be quoted
         on the Nasdaq Small-Cap Market under the symbol "     ."  After shares
         of the Common Stock commence trading, interested investors may contact any broker to buy or sell shares. Due to the amount of Common Stock to be issued in the Conversion, we cannot assure you that the conditions for quotation on the Nasdaq Small-Cap Market will be satisfied or that an active and liquid trading market for the Common Stock will develop or be maintained.

    23.  Will the holding company pay dividends?

         We intend to adopt a policy of paying regular cash dividends at an annual rate of $0.30 per share (3.0% based on the $10.00 per share purchase price of the Common Stock in the Conversion) following the current fiscal year (that is, following December 31, 1997). Dividends will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including our consolidated operating results and financial condition, net worth and capital requirements as well as regulatory restrictions on the payment of dividends from the Bank to the Company. We cannot assure you that dividends will in fact be paid or that, if paid, such dividends will not be reduced or eliminated in the future.

    24.  Will the FDIC insure the shares of the holding company?

         No. Shares of the Common Stock are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

    25. If I subscribe for shares and later change my mind, may I demand a refund or change my order?

         No. After we receive your order, it cannot be withdrawn or changed, except with our consent.

    26.  How can I get additional information about the Conversion?

         FOR ADDITIONAL INFORMATION ABOUT THE CONVERSION, PLEASE REFER TO THE MORE DETAILED INFORMATION IN THIS PROSPECTUS.

         FOR ASSISTANCE, OR TO REQUEST ANOTHER PROSPECTUS AND STOCK ORDER FORM,
         PLEASE CONTACT OUR STOCK INFORMATION CENTER AT (423)     -     .

                             Newport Federal Letterhead



                                  ___________, 1997

Dear Individual Retirement Account Participant:

    As you know, Newport Federal is in the process of converting from a federally-chartered mutual savings association to a federally-chartered stock savings association and has formed United Tennessee Bankshares, Inc. to hold all of the stock of Newport Federal (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Newport Federal have the opportunity to purchase shares of common stock of United Tennessee Bankshares, Inc. in a Subscription Offering. United Tennessee Bankshares, Inc. currently is offering up to _________ shares, subject to adjustment, of United Tennessee Bankshares, Inc. at a price of $10.00 per share.

    As the holder of an individual retirement account ("IRA") at Newport Federal, you have an opportunity to subscribe for shares of common stock of United Tennessee Bankshares, Inc. using funds being held in your IRA. If you desire to describe for shares of common stock of United Tennessee Bankshares, Inc. through your IRA, Trident Securities, Inc. and Newport Federal can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without adverse tax consequence to your retirement account.

    If you are interested in receiving more information on self-directing your IRA, please contact our Conversion Center at (423)________. Because it may take several days to process the necessary IRA forms, a response is requested by _______, 1997 to accommodate your interest.

                             Sincerely,



                             Richard G. Harwood
                             President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy United Tennessee Bankshares, Inc. common stock. The offer is made only by the Prospectus, which was recently mailed to you. The shares of United Tennessee Bankshares, Inc. common stock are not deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

                    IV.  Counter Cards and Lobby Posters

A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to Newport Federal's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

     Approximately 1 - 2 Lobby posters will be used at each office of Newport Federal

C.   Example

D.   Size

     The counter card will be approximately 8 1/2" x 11".

     The lobby poster will be approximately 16" x 20".

C.                                               POSTER
                                                   OR
                                                 COUNTER CARD



--------------------------------------------------------------------------------
                           "TAKE STOCK IN OUR FUTURE"

                           "STOCK OFFERING MATERIALS

                                 AVAILABLE HERE"

                                 NEWPORT FEDERAL
--------------------------------------------------------------------------------

                                 V.  Proxy Reminder


A.  Explanation

    A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

    The target vote depositors are determined by the conversion agent.

B.  Example

C.  Size

    Proxy reminder is approximately 8 1/2" x 11".

B.  Example
--------------------------------------------------------------------------------

                            P R O X Y  R E M I N D E R


             Newport Federal Savings and Loan Association of Newport, TN


YOUR VOTE ON OUR PLAN OF CONVERSION HAS NOT BEEN RECEIVED.
---------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO NEWPORT FEDERAL TODAY.  PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.


                         THE BOARD OF DIRECTORS AND MANAGEMENT OF
                         NEWPORT FEDERAL
--------------------------------------------------------------------------------

                    IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                  FOR FURTHER INFORMATION CALL (423)_____.